GenesisAI

The Global AI Network. Buy and sell AI technologies at scale.



Invest

$497.70 minimum investment

Deadline July 9, 2021
in 11 days

Share Price
$11.06

Total Raised
$2,067,822

Valuation
$47,643,848

4(a)(6) offering provided by Netcapital Funding Portal Inc. Security transfer functionality provided by Netcapital Systems LLC.

INTRODUCTION



"We would like to lay a foundation for the creation of Artificial General Intelligence and smash the current oligopolistic system of a few large companies basically owning all the AI."

Archil Cheishvili
CEO @ GenesisAI

DEAL HIGHLIGHTS

- Harvard alumni with work experience at Bridgewater Associates.
- Globally recognized investors and advisors with multi-billion-dollar exits, including former Dean of MIT Engineering and Harvard/MIT professors.
- $2.2 million previously raised from 2,000+ investors.
- The market for AI services is estimated to reach $5.5 trillion by 2027.
- If we achieve our vision, we believe GenesisAI has the potential to become one of the most valuable technologies of all time.
- A global AI network that just works.

FOUNDERS





Archil Cheishvili
CEO & Business Development

Economics, Harvard University. Previous experience at Bridgewater Associates. Serial entrepreneur. Recognized by media outlets including the New York Post, Forbes, and Yahoo Finance.

Mina Pascalito Nassif
Engineering & Product

PhD in Applied Physics, MS in Computational Science and Engineering both from Harvard John A. Paulson School of Engineering and Applied Sciences. Published multiple scientific papers and raised over $1 million in research grants.

—

ADVISORS





Professor Thomas Magnanti
Former Dean of Engineering, MIT

Institute Professor, MIT
Former Dean of Engineering at MIT. Institute Professor. Founding Director of the Singapore-MIT Alliance for Research and Technology (SMART).

Neil Flanzraich
Lead Independent Director, Chipotle

Former President of Ivax Corporation
Lead Independent Director of Chipotle. Former President of Ivax Corporation (acq. by Teva for $10B). Executive Committee member of Syntex Corporation (sold to Roche Holdings for $5.3 B).



Travis May
CEO, Datavant

Founder & CEO, LiveRamp
Former CEO of LiveRamp (acq. by Acxiom for $310 mil). CEO of Datavant. Forbes 30 Under 30.



Professor Tim Kraska
Associate Professor, MIT

AI/ML Expert
Associate Professor Computer Science at MIT CSAIL. 2017 VMware Systems Research Award Recipient. Widely recognized for early work on hybrid human-machine data management.



Professor Stratos Idreos
Associate Professor, Harvard

Leads Data Systems Laboratory, Harvard SEAS
Associate Professor in Computer Science at Harvard University. Leads the Data Systems Laboratory at Harvard School of Engineering and Applied Sciences.



Professor Elie Ofek
Professor, HBS

PhD in Business Administration, Stanford
Professor of Business Administration in the Marketing unit at Harvard Business School. Development engineer at IBM Research.

RECOMMENDATIONS



"GenesisAI is fighting back against AI oligopolies by creating the first, open access, marketplace of AI that does not exclude or discriminate against anyone. Its benefits will be shared by all."

Neil Flanzraich
Investor in GenesisAI. Lead Independent Director of Chipotle. Former President of Ivax Corporation (acq. by Teva for $10B). Executive Committee Member of Syntex Corporation (sold to Roche Holdings for $5.3 B).

PROBLEM

When we were developing Palatine Analytics (a startup selling AI-powered employee performance monitoring systems), we learned that AI development is hindered by two fundamental problems:

- AI development is expensive
- Independent AI developers can neither monetize nor share their code.
  Today, there are only around 10,000 AI developers in the world. 99% of companies cannot afford to hire their own team of AI engineers to create in-house AIs, nor do they have enough technical capabilities to correctly determine from which open-source APIs to grab existing AI code.

  Astoundingly, there is no way for AIs to exchange data, learn from each other, leverage their capabilities, and trade services— let alone judge the quality of AIs (there is no reputation system). AIs are operating in a closed environment.

SOLUTION

So we built GenesisAI.

GenesisAI is a Machine Learning protocol. On top of this protocol, we are building a marketplace for AI products and services - an Amazon for AI services. The marketplace, which includes a built-in reputation system, connects companies in need of AI services, data, and models with companies interested in monetizing their AI tech. Initially, GenesisAI is focused on asset management space.

MARKET

Market


Market
Size
2017
2027
$230B
$5.5T
Source: Transparency Market Research

The AI service market is projected to reach $5.5 trillion by 2027.

Transparency Market Research

Companies want this.

We have a beta product and have agreements with over 20 AI supply-side firms who wish to place their product on our marketplace and demand-side firms who wish to purchase products on our marketplace.

WHY INVEST?

All in all, if you believe in supporting our mission, join us and help us enable anyone in the world to access AI.

- Large corporations will no longer be the only entities able to develop and utilize AI. We believe in making AI accessible: "for the people, by the people."
- By linking AI services with each other and increasing the supply of AI services, GenesisAI provides a web platform that offers low-cost AI services. This makes AI technology more efficient and affordable for businesses.
- Our technology enables different AIs to communicate with each other, exchange data and trade services. Anyone can develop and purchase AI services.

Invest to help us further develop our promising technology. The time is now.

FAQS

What does your company do?

Where will your company be in 5 years?

Why did you choose this idea?

How do you make money?

Can you make an example of AI interoperability (when you say that simple AI services can be combined to perform more complex services?

How do you solve privacy issue (companies not wanting to send sensitive data)?

How will you use the capital you raise?

When do you expect to generate revenues?

What is Artificial Intelligence?

What problem does GenesisAI solve?

Why your team is uniquely qualified to solve this problem?

What is the difference between AI and beneficial Artificial General Intelligence (AGI)?

Why would companies not buy services directly from sellers' website? Why do they need us?

How do you guarantee liquidity to equity investors?

USE OF PROCEEDS

If the offering's maximum amount of $3,800,006 is raised:

Use	Value	% of Proceeds
Payroll	$2,179,103	57.3%
Sales Marketing	$1,021,998	26.9%
Legal	$301,999	7.9%
Accounting	$110,706	2.9%
Intermediary fees	$186,200	4.9%

TERMS

This is a side-by-side offering of Common Stock, under registration exemptions 4(a)(6) and 506(c), in GenesisAI Corporation. Up to $444,608.71 may be raised under the 4(a)(6) exemption. Netcapital will determine which exemption applies to your investment and notify you before you complete your investment. For any 506(c) investment that is less than $5,000, the Company has agreed to pay a processing fee of $245 in lieu of the 4.9% intermediary fee.

The amount raised under the two exemptions must total at least $10,000 by July 9, 2021 at 10:59pm ET. If the total doesn't reach its *target*, then your money will be refunded. GenesisAI may issue additional securities to raise up to $3,800,006, the offering's *maximum*.

$2,067,822 raised!

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

4,651,343 shares
× $11.06 per share

$51,443,854 implied valuation

PITCH DECK

GenesisAI


GENESISAI
A Protocol for Machine Learning Networking

Technical paper

FINANCIALS

These financial statements have been audited by an independent Certified Public Accountant.

CPA audit report

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on April 7, 2021
- Form C/A on May 28, 2021
- Form C/A on June 4, 2021
- Form C/A on June 11, 2021

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- Facebook
- Twitter
- Instagram
- LinkedIn
- Medium

UPDATES

Jun 21, 2021	Breaking $1M raised benchmark for the current...
Jun 17, 2021	Dear GenesisAI community, I am glad to have...
Jun 11, 2021	New video! Why we are building GenesisAI! In...
Jun 11, 2021	Filed Form C/A
Jun 7, 2021	We got recognized as one of the top 3 AI...
Jun 4, 2021	Filed Form C/A
Jun 3, 2021	Dear GenesisAI community We launched our...
May 31, 2021	Partnership Announcement! AEIDC & GenesisAI!...
May 28, 2021	Filed Form C/A
Apr 30, 2021	Daily Finance nominated GenesisAI as a top...
Apr 28, 2021	GenesisAI presenting at 2021 Harvard University...
Apr 25, 2021	Over $400k raised in ~ 2 weeks! GenesisAI is...
Apr 19, 2021	GenesisAI's CEO speaking at Investor Connect...
Apr 12, 2021	GenesisAI is proud to announce that Ekoios has...
Apr 8, 2021	GenesisAI raises $1.3M+! Opening a new round to...
Apr 7, 2021	Primary offering of 343,581 shares at $11.06
Apr 7, 2021	Filed Form C
Mar 23, 2021	Primary offering finalized, selling 422,532 shares
Dec 29, 2020	Watch the recording of the webinar about AI and...
Dec 25, 2020	Wishing you a Merry Christmas and a prosperous...
Dec 1, 2020	GenesisAI is proud to announce that SmartClick...
Nov 23, 2020	Presented at a premier venture conference -...

Nov 17, 2020	Over $1.1M raised! We are moving forward and...
Nov 11, 2020	I am thrilled to announce that the premier AI...
Nov 7, 2020	Watch the recording of the webinar about AI and...
Nov 2, 2020	GenesisAI featured in AE! I am glad to have...
Oct 29, 2020	I would like to congratulate everyone that we...
Oct 26, 2020	Netcapital published a blog post about us! AI...
Oct 20, 2020	Every day we are becoming stronger and...
Oct 9, 2020	GenesisAI video has over 135,000 views on...
Sep 30, 2020	We broke the $600k raised mark TODAY! I would...
Sep 25, 2020	GenesisAI Webinar on Youtube! I had a pleasure...
Sep 22, 2020	GenesisAI featured in InvestorPlace! We have...
Sep 18, 2020	We are thrilled to announce that the premier AI...
Sep 15, 2020	Our round is filling up faster! Average weekly...
Sep 11, 2020	GenesisAI featured in Business Insider and...
Sep 7, 2020	We reached 300 investors! Over $250k committed!...
Sep 3, 2020	GenesisAI is proud to announce that RebootAI...
Aug 16, 2020	Hello GenesisAI community! In a short time...
Jun 22, 2020	Primary offering of 803,858 shares at $3.11

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